Exhibit 4.1

FORM OF AMENDMENT TO

SENIOR SECURED CONVERTIBLE DEBENTURE

DUE APRIL 15, 2027

This Amendment to the SENIOR SECURED CONVERTIBLE DEBENTURE DUE APRIL 15, 2027 (this “Amendment”), dated December 30, 2024, is made by and between Marpai Inc., a Delaware corporation (the “Company”) and [_] (“Holder”).

WHEREAS, on April 15, 2024, the Company executed and delivered to Holder a certain Senior Secured Convertible Debenture due April 15, 2027 (the “Debenture”) in the original principal amount of $[_] (the “Initial Investment”);

WHEREAS, on the date hereof the Company and the Holder entered into an Amendment Agreement whereby, among other things, the Holder has agreed to make an additional senior secured investment in the Company of $[_] ($[_] of actual availability after deduction of original issue discount) (the “Additional Investment”);

WHEREAS, the parties wish to amend the Debenture in order to give effect to the foregoing:

NOW, THEREFORE, in consideration of the recitals, the mutual promises, and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meaning given such terms in the Debenture.

2. Confirmation of Outstanding Balance. Without giving effect to the Additional Investment, the parties acknowledge and agree that the outstanding principal balance of the Debenture as of the date hereof is $[_].

3. Amendments to the Debenture. The Debenture is amended as follows:

(a) The Company acknowledges receipt of the Additional Investment on the date hereof and the Debenture is hereby amended by increasing the face amount of the Debenture by $[_]. After giving effect to the Additional Investment the outstanding principal balance of the Debenture as of the date hereof is $[_].

(b) The definition of “Prime Rate” set forth in Section 1 of the Debenture is hereby deleted in its entirety.

(c) The definition of “Applicable Rate” set forth in Section 1 of the Debenture is amended and restated as follows:

“Applicable Rate” means an annual rate equal to 14%.

(d) Section 1 of the Debenture is amended by adding the following definitions in appropriate alphabetical order:

“First Amendment Advance” means the advance of $[_] made by the Holder on the First Amendment Effective Date.

“First Amendment Effective Date” means December 30, 2024.

“First Amendment to Securities Purchase Agreement” means the Amendment Agreement executed by the Company, the Holder and the other parties party thereto on the First Amendment Effective Date.

“Initial Investment” means $[_].

(d) Section 2(b) of the Debenture is hereby amended and restated as follows:

Amortization. Commencing on October 15, 2024, and continuing thereafter on each Interest Payment Date through the Maturity Date, the Company shall make aggregate monthly principal payments of $[_], which shall be increased to $[_] from and after the First Amendment Effective Date. Notwithstanding the foregoing, if the First Amendment Advances are prepaid in accordance with Section 2(f), then the monthly principal payment shall revert to $[_] per month from and after such prepayment. The parties agree that amortizations will reduce the First Amendment Advance first.

(e) Section 2(c) of the Debenture is hereby amended as follows:

Interest Calculations. Interest on the outstanding principal balance shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

(f) Section 2 of the Debenture is amended by adding the following as new section (f):

(f) Special Prepayment. If the conditions set forth in Section 4 of the First Amendment to the Securities Purchase Agreement have not been satisfied by January 24, 2025, then the Company may, unless required pursuant to the following sentence in which case they shall be required to, redeem the First Amendment Advance for $[_] and accrued and unpaid interest on the First Amendment Advance thereon. In addition, if the conditions set forth in Section 4 of the First Amendment to the Securities Purchase Agreement have not been satisfied by January 24, 2025, then the Holder may require the Company to redeem the First Amendment Advance for $[_] and accrued and unpaid interest on the First Amendment Advance thereon.

(g) The first sentence of Section 4(a) of the Debenture is hereby amended as follows:

Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, a portion of this Debenture equal to the Initial Investment amount shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d)).

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof. The parties agree that the state and federal courts located in the City of New York, Borough of Manhattan shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Amendment and the parties submit to the personal jurisdiction of such courts.

5. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

COMPANY

MARPAI, INC.

By:
Name:	Steve Johnson
Title:	Chief Financial Officer

[JGB- Marpai- Debenture Amendment Signature Page]

HOLDER

[_]

By:
Name:	Brett Cohen
Title:	President

[JGB- Marpai- Debenture Amendment Signature Page]